Exhibit 10.2

                  PRODUCT MARKETING & DISTRIBUTION AGREEMENT BY
                                   AND BETWEEN
              DESERT HEALTH PRODUCTS, INC., AND GH ASSOCIATES, INC.
                  (Supplemental Agreement to 2/16/01, Agreement

This agreement is made this Twenty-sixth (26) day of April 2001 by and between GH ASSOCIATES, INC., an Arizona corporation with its principal headquarters located at 4015 North 40th Place, Phoenix Arizona 85018 (hereinafter referred to as "GHA") and DESERT HEALTH PRODUCTS, INC., an Arizona corporation, with its principal business located at 8221 East Evans Road, Scottsdale, Arizona 85260 (hereinafter referred to as "DHPI").

Recitals:

         1. DHPI is an Arizona corporation in good standing in the business of manufacturing, marketing and distributing health food products and supplements (See Addendum).

         2. GHA is an Arizona corporation in good standing and is in the business of developing nutraceuticals and supplements.

         3. GHA is seeking a company to distribute certain products in the health and nutrition and care products in the United States and Canada.

Agreement:

         1. Exclusive Appointment. GHA appoints DHPI as the exclusive distributor for its products in the United States and Canada.

                  During the term of this Agreement, GHA shall not appoint any other firm, corporation or person to sell the same products in the protected territories set forth in Paragraph 1.

         2. Acceptance. DHPI accepts appointment to develop and market said products in the geographical territories set forth in Paragraph 1.

         3. Selling Rights Reserved. GHA reserves the right to sell, either directly, or through its subsidiaries, any of its products expressly not mutually designated by the parties, in writing, as a product to be marketed and distributed by DHPI. DHPI's products are initially:

                           a.   Dr. Harris' Original Diabetic Feet
                           b. All modifications and derivatives of said product

         4. License Fee. DHPI agrees to pay GHA the following fees in return for this grant of exclusive right to sell, market and distribute the products in the protected territories $250,000.00 to be paid as follows:

                           a.   $ 100,000.00 paid
                           b.   $ 50,000.00 payable on May 20th 2001
                           c.   $ 50,000.00 payable on June 10th 2001
                           d.   $ 50,000.00 payable on July 10th 2001

                                     o    DHPI agrees to issue 100,000
                                          shares of its Preferred Stock to
                                          GH Associates

                                     o    DHPI agrees to issue 100,000
                                          shares of 144 common stock to GH
                                          Associates

         5. Joint Venture. The parties agree that GHA and DHPI may market the products in the USA and Canada subject to this Agreement. As the exclusive agent, DHPI is the lead-marketing

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                  arm. Both parties agree that volume orders, private label
                  orders, or any private label licenses related to this agreement must be approved by DHPI.

         6. General Obligations. DHPI shall have the following general obligations:

                        a. Maintain an adequate inventory to support the sale, registration and distribution of said products.
                        b. Use its best efforts to promote the sale and distribution of said products in the territory assigned to DHPI
                        c. Arrange funding to support the development of sales in this market.

         7. Term. This Agreement shall continue in force as long as DHPI and GHA meet on terms of this Agreement.

         8. Requirements. All parties agree that purchasing requirements will be as follows and will start six (6) months after receipt of initial payment by DHPI to GHA

                  September 1, 2001 to August 31, 2002         50,000 units
                  September 1, 2002 to August 31, 2003         100,000 units
                  September 1, 2003 to August 31, 2004         250,000 units
                  September 1, 2004 to August 31, 2005         500,000 units

                  All parties agree to work within this arrangement to best interests of the project.

         9. Minimum Sales Price and Royalties. The base price is US$ 15.00 per set including tape and package. GHA and DHPI will divide the net proceeds after a US$ 2.00 royalty and cost of product, box and tape. DHPI further agrees to pay GHA a 20% commission on all sales above US$ 15.00 not to exceed US$ 5.00 per set. These fees are to be paid quarterly on received funds.

         10.      Termination. GHA may terminate this agreement with ninety
                  (990) days written notice for failure of DHPI to meet any terms of this Agreement. DHPI may cure any default within the ninety (90) day period. Should for any reason GHA terminate this Agreement, GHA agrees to protect any and all DHPI's established customers provided, in writing, to GHA prior to the date of any termination notice for said products and continue to supply product until customer no longer exists.

         11. Use of Name. Only so long as this Agreement is in effect, with the prior consent and approval of GHA, DHPI, its agents, subsidiaries, or customers may use GHA's trade names and advertising material in any form related to the products.

         12. Trademarks. DHPI acknowledges the validity of any trademarks or patents registered in the United States, or any foreign countries and further agrees not to infringe or commit any act which might adversely affect the validity of the patent or trademarks. DHPI will protect and file any updates, continuations, or other documents necessary to protect or maintain any such foreign patents.

         13. DHPI not an Agent. This Agreement does not constitute DHPI as the agent or legal representative of GHA. DHPI acknowledges that its relationship is strictly that of licensor and Licensee. Neither party is granted any express, or implied, right or authority by the other party to assume or create any obligation on behalf of, or in the name of the other party.

         14. Reports. DHPI agrees that from time to time it will meet with GHA to present and discuss sales, reports, advertising and registration or patent matters.

         15. Payment. DHPI and GHA agree that payment will be by corporate checks. Payments for Products shall be made upon receipt of products, or as agreed.

         16. Indemnity and Insurance. DHPI agrees to hold GHA harmless against any claim related to the manufacturing, advertising and/or distribution of any products covered by this Agreement in the protected territories. GHA agrees to provide products to DHPI form manufacturing companies that maintain adequate product liability insurance.

         17. Consent and Agreement. Any and all consents, agreements and/or correspondence will be forwarded, in writing, to either party at its last known address.

         18. Travel. Both parties agree to use Dr. Harris to the best of their ability to educate and advertise the products. DHPI agrees to work within Dr. Harris' schedule without undo burden and further agrees to cove all required first class expenses. DHPI further agrees that all expenses of advertising of products attached to this agreement such video, trade shows, advertising but not limited to such will be paid for by DHPI or its assigned distributors.

         In witness whereof, the parties executed this Agreement on the date first above mentioned.

         DESERT HEALTH PRODUCTS, INC.              GH ASSOCIATES, INC.



         By: /s/ Johnny Shannon                    By: /s/ Ron General
             Johnny Shannon                            Ron General
             President                                 President